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                                                                     EXHIBIT 4.1

                          AMENDMENT TO THE RESTATED
                         CERTIFICATE OF INCORPORATION
                            OF THE MONEY STORE INC.

          On October 30, 1996, pursuant to the authority granted to and vested in the Board of Directors (hereinafter called the "Board of Directors" or the "Board") of The Money Store Inc., a corporation organized and existing under the laws of the State of New Jersey (hereinafter called the "Corporation"), and in accordance with the provisions of Section 14:7-2 of the New Jersey Business Corporation Law and Article Third of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors voted in favor of amending Article Third of the Certificate of Incorporation to add a new Section F thereto in order to create a new series of preferred stock, no par value, of the Corporation and to state the designation and number of shares, and to fix the preferences, limitations and relative rights thereof, all as hereinafter set forth.

          "SECTION F -- $1.72 MANDATORY CONVERTIBLE PREFERRED STOCK, NO PAR VALUE PER SHARE.

          PARAGRAPH 1.  DESIGNATION AND AMOUNT.

          The shares of such series shall be designated as "Mandatory Convertible Preferred Stock, no par value per share" (the "Preferred Shares"). The authorized number of shares constituting such series of Preferred Shares shall be 5,290,000.

          PARAGRAPH 2.  DIVIDENDS.

          (a) The holders of outstanding Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends from November 5, 1996 (the "Issue Date"), at the rate per share of $1.72 per annum, and no more, payable quarterly in arrears on the 1st day of each March, June, September and December, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a business day, then the Dividend Payment Date shall be the next succeeding business day. Each dividend on the Preferred Shares shall be payable to holders of record as they appear on the stock register of the Corporation on the record date therefor, which shall be a date fixed by the Board of Directors not less than 10 nor more than 60 days preceding the related Dividend Payment Date. The first dividend payment shall be for the period from the Issue Date up to but excluding December 1, 1996 and the first dividend will be payable on December 2, 1996. Dividends (or amounts equal to accrued and unpaid dividends) payable on the Preferred Shares for any period less than a full quarterly dividend period will be computed on the basis of a

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360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

          Dividends on the Preferred Shares will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared on a daily basis from the previous Dividend Payment Date. Accrued but unpaid dividends on the Preferred Shares shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends on the Preferred Shares. Dividends will cease to accrue in respect of the Preferred Shares on the Mandatory Conversion Date (as hereinafter defined) or on the date of their earlier conversion.

          The Preferred Shares will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with any future preferred stock issued by the Corporation (the "Preferred Stock") that by its terms ranks pari passu with the Preferred Shares.

          (b) As long as any Preferred Shares are outstanding, no dividends for any dividend period or other distributions will be paid in cash or otherwise (other than dividends or other distributions payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock (as hereinafter defined) or any other capital stock of the Corporation ranking junior to the Preferred Shares as to the payment of dividends (for the purposes of this Paragraph 2, such shares of Common Stock and other capital stock ranking junior to the Preferred Shares as to payment of dividends are hereinafter referred to collectively as "Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) on any Junior Stock unless: (i) full dividends on all outstanding shares of each series of Preferred Stock that does not constitute Junior Stock (for the purposes of this Paragraph 2, each such series, including the Preferred Shares, is hereinafter referred to as "Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full, in the case of a dividend payment with respect to Junior Stock, for any Parity Preferred Stock dividend period commencing on or prior to the date of such Junior Stock dividend payment or, in the case of any other distribution with respect to Junior Stock, for the current quarterly dividend period, have been paid, or declared and set aside for payment, on all outstanding shares of Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for all outstanding shares of Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

          In addition, as long as any Preferred Shares are outstanding, no shares of any Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior

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Stock in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock purchase, redemption or other acquisition to the extent such dividends are cumulative;
(ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and
(iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

          Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Parity Preferred Stock, to share therein according to their respective interests.

          As long as any Preferred Shares are outstanding, no dividends for any dividend period or other distributions will be paid in cash or otherwise (other than dividends or other distributions payable in shares of, or warrants, rights or options exercisable for or convertible into, Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) on any shares of Parity Preferred Stock (other than the Preferred Shares), unless either: (a)(i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full, in the case of a dividend payment, for any Parity Preferred Stock dividend period commencing on or prior to the date of such dividend payment or, in the case of any other distribution, for the current quarterly dividend period, have been paid, or declared and set aside for payment, on all outstanding shares of Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for all outstanding shares of Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock; or (b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per outstanding Preferred Share and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per outstanding Preferred Share and such other outstanding shares of Parity Preferred Stock bear to each other.

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          In addition, as long as any Preferred Shares are outstanding, no shares of any Parity Preferred Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Parity Preferred Stock unless: (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock purchase, redemption or other acquisition to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

          (c) Any dividend payment made on the Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Preferred Shares.

          (d) All dividends paid with respect to the Preferred Shares shall be paid pro rata to the holders entitled thereto.

          (e) Holders of the Preferred Shares shall be entitled to receive dividends in preference to and in priority over any dividends upon any shares of the Corporation ranking junior to the Preferred Shares as to dividends, but subject to the rights of holders of shares of the Corporation having a preference and a priority over the payment of dividends on the Preferred Shares.

          PARAGRAPH 3.  CONVERSION.

          (a) Mandatory Conversion. On December 1, 1999 (the "Mandatory Conversion Date"), unless previously converted at the option of the holder in accordance with the provisions of Paragraph 3(b) below, each outstanding Preferred Share shall convert automatically (the "Mandatory Conversion") into
(i) a number of shares of Common Stock equal to the Conversion Rate (as defined below) in effect on the Mandatory Conversion Date and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such Preferred Share (other than previously declared dividends payable to a holder of record on a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends. The "Conversion Rate" is equal to (a) if the Current Market Price (as hereinafter defined) of the Common Stock is greater than or equal to $31.80 per share (the "Conversion Price"),
0.833 of a share of Common Stock per Preferred Share, (b) if the Current Market Price is less than the Conversion Price but greater than $26.50 (the "Initial Price"), a fractional share of Common Stock per Preferred Share having a value (determined at the Current Market Price) equal to the Initial Price, and (c) if the Current Market Price is less than or equal to the Initial Price, one share of Common Stock per Preferred Share, subject in each case to adjustment as provided in Paragraph 3(c) below. Dividends on the Preferred Shares shall cease to accrue, and the Preferred Shares shall cease

                                       4
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to be outstanding, on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the Preferred Shares, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Preferred Shares, provided that the Corporation shall give the holders of the Preferred Shares such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the Preferred Shares or in respect of such shares of Common Stock shall not bear interest.

          (b) Conversion at Option of Holder. The Preferred Shares are convertible, in whole or in part, at the option of the holders thereof, at any time prior to the Mandatory Conversion Date, into shares of Common Stock at a rate of 0.833 of a share of Common Stock for each Preferred Share (the "Optional Conversion Rate"), subject to adjustment as set forth in Paragraph 3(c) below.

          Conversion of Preferred Shares at the option of the holder may be effected by delivering certificates evidencing such Preferred Shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend accrued on such shares), to the office of any transfer agent for the Preferred Shares or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with conversion procedures established by the Corporation. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

          Holders of Preferred Shares at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such Preferred Shares on the corresponding Dividend Payment Date notwithstanding the optional conversion of such Preferred Shares following such record date and prior to the corresponding Dividend Payment Date. However, Preferred Shares surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend thereon which is to be paid on such Dividend Payment Date. Except as otherwise provided above, upon any optional conversion of Preferred Shares, the Corporation shall make no payment of or allowance for unpaid dividends, whether or not in arrears, on converted Preferred Shares or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

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          (c) Conversion Rate and Optional Conversion Rate Adjustments.  The
Conversion Rate and the Optional Conversion Rate shall each be subject to adjustment from time to time as provided below in this Paragraph 3(c).

          (i) If the Corporation shall, after the Issue Date:

               (A) pay a stock dividend or make a distribution with respect to its Common Stock in shares of such Common Stock,

               (B) subdivide or split its outstanding Common Stock into a greater number of shares,

               (C) combine its outstanding shares of Common Stock into a smaller number of shares, or

               (D) issue by reclassification of its shares of Common Stock any shares of common stock of the Corporation,

               then, in any such event, the Conversion Rate and the Optional Conversion Rate in effect immediately prior to such event shall each be adjusted so that the holder of any Preferred Shares shall thereafter be entitled to receive, upon Mandatory Conversion or upon conversion at the option of the holder, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such Preferred Shares been converted immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and shall become effective immediately after the effective date, in the case of a subdivision split, combination or reclassification. Such adjustment shall be made successively.

          (ii) If the Corporation shall, after the Issue Date, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, then, in any such event unless such rights or warrants are issued to holders of Preferred Shares on a pro rata basis with the shares of Common Stock based on the Conversion Rate on the date immediately preceding such issuance, the Conversion Rate and Optional Conversion Rate shall each be adjusted by multiplying the Conversion Rate and the Optional Conversion Rate, in effect immediately prior to the date of issuance of such rights or warrants, by a fraction, of which the numerator shall be the number of

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               shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate and the Optional Conversion Rate shall each be readjusted to the Conversion Rate and the Optional Conversion Rate which would then be in effect had the adjustments been made upon the issuance of such rights or warrants upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

          (iii) If the Corporation shall, after the Issue Date, pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness, cash or other assets (including capital stock of the Corporation but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as hereinafter defined) and dividends or distributions referred to in subparagraph (i) above), then unless such dividend is paid or distribution is made to each holder of Preferred Shares on a pro rata basis with the shares of Common Stock based on the Conversion Rate on the date immediately preceding such payment or distribution, in any such event, the Conversion Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Conversion Rate and the Optional Conversion Rate in effect on the record date mentioned below, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such dividend or distribution, and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants

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               applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution. Such adjustment shall be made successively.

          (iv) Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraph (ii) above.

          (v) The Corporation shall also be entitled to make upward adjustments in the Conversion Rate and the Optional Conversion Rate, as it in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its stockholders after the Issue Date shall not be taxable.

          (vi) In any case in which Paragraph 3(c) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to Paragraph 3(a) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted Preferred Shares the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Paragraph 3(h).

          (vii) All adjustments to the Conversion Rate and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Conversion Rate or the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment that by reason of this subparagraph (vii) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Conversion Rate pursuant to this Paragraph 3(c), then an appropriate adjustment shall also be made to the Current Market Price solely to determine whether clause (a), (b) or (c) of the definition of "Conversion Rate" in Paragraph 3(a) shall apply on the Mandatory

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               Conversion Date. All adjustments in the Conversion Rate and the
               Optional Conversion Rate shall be made successively.

          (d) Adjustment for Consolidation or Merger. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), proper provision shall be made so that each Preferred Share shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Preferred Share might have been converted immediately prior to consummation of such transaction, and (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Preferred Share would have converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such Preferred Share (other than previously declared dividends payable to a holder of record as of a prior date), and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the Preferred Shares shall be convertible after consummation of such transaction shall be subject to adjustment as described in Paragraph 3(c) above following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing or consistent with clause (iii) of Paragraph 7(b).

          For purposes of the immediately preceding paragraph and Paragraph 3(f)(iii), any sale or transfer to another corporation of property of the Corporation which did not account for at least 50% of the consolidated net income of the Corporation for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be a sale or transfer of the property of the Corporation as an entirety or substantially as an entirety.

          (e) Announcement of Adjustments. Whenever the Conversion Rate and Optional Conversion Rate are adjusted as herein provided, the Corporation shall:

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          (i)  forthwith compute the adjusted Conversion Rate and Optional
               Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Conversion Rate and Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate with the transfer agent for the Preferred Shares and the Common Stock; and

          (ii) make a prompt public announcement and mail a notice to the holders of record of the outstanding Preferred Shares stating that the Conversion Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Rate and Optional Conversion Rate, such notice to be mailed at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

          (f) Notices. In case, at any time while any of the Preferred Shares are outstanding,

          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends; or

          (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock; or

          (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or of the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety; or

          (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

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

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Shares, and shall cause to be mailed to the holders of Preferred Shares at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this subparagraph (f) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

          (g) Effect of Conversions. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon any conversion shall be deemed to have become on the date of any such conversion the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.

          (h) No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any Preferred Shares. In lieu of any fractional share otherwise issuable in respect of the aggregate number of Preferred Shares of any holder which are converted upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or
(B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one Preferred Share shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so surrendered or redeemed.

          (i) Reissuance. Preferred Shares that have been issued and reacquired in any manner, including shares purchased, exchanged or converted, shall not be reissued as part of the Preferred Shares and shall (upon compliance with any applicable provisions of the laws of the State of New Jersey) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

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

          (j) Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of Preferred Shares pursuant to this Paragraph 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Preferred Shares converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (k) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or its issued Common Stock held in its treasury, for the purpose of effecting any Mandatory Conversion of the Preferred Shares or any conversion of the Preferred Shares at the option of the holder, the full number of shares of Common Stock then deliverable upon any such conversion of all outstanding Preferred Shares.

          PARAGRAPH 4.  LIQUIDATION RIGHTS.

          (a) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of Preferred Shares then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the Preferred Shares on liquidation, and before any distribution to the holders of shares of Common Stock or other shares of capital stock ranking junior to the Preferred Shares as to the distribution of assets upon liquidation, dissolution or winding up, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per Preferred Share in cash equal to the sum of (i) $26.50 plus (ii) all accrued and unpaid dividends thereon. In the event the assets of the Corporation available for distribution to the holders of the Preferred Shares upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding Preferred Shares and of all other series of Preferred Stock ranking on a parity with the Preferred Shares as to payments upon liquidation, dissolution or winding up, the holders of Preferred Shares and of all other series of Preferred Stock ranking on a parity with the Preferred Shares as to payments upon liquidation, dissolution or winding up shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding Preferred Shares and the holders of outstanding shares of such Preferred Stock ranking on a parity with the Preferred Shares as to payments upon liquidation, dissolution or winding up were paid in full. Except as provided in this Paragraph 4, holders of Preferred Shares shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

          (b) For the purposes of this Paragraph 4, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

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

          (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation;

          (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger); or

          (iii)  a statutory exchange of securities with another corporation.

          PARAGRAPH 5.  DEFINITIONS.

          As used in this Section F:

          (i) The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New Jersey are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

          (ii) The term "Closing Price" with respect to a share of Common Stock shall mean, on any date of determination, the reported last sale price of a share of Common Stock on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") on such date or, if the Common Stock is not listed for trading on the Nasdaq National Market for trading on any such date, the last sale price of a share of Common Stock as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is then listed for trading, or if the Common Stock is not so listed on any national securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organization, or if such bid price is not available, the market value of a share of Common Stock on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

          (iii) The term "Common Stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares of Common Stock issuable upon conversion of Preferred Shares shall include only shares of the class designated as Common Stock at the Issue Date, or shares of the Corporation of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided, however, that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassification bears to the total number of shares of all classes resulting from all such reclassifications.

          (iv) Except as otherwise stated below, the term "Current Market Price" shall mean the average Closing Price per share of Common Stock on the 20 Trading Days immediately prior to, but not including, the Mandatory Conversion Date. Solely for purposes of determining the "Conversion Rate" referred to in clause (ii) of Paragraph 3(c), the term "Current Market Price" shall mean the average Closing Price per share of the Common Stock on the 20 Trading Days immediately prior to, but not including, the date on which the rights or warrants referred to in such clause (ii) are issued. Solely for purposes of determining the "Conversion Rate" referred to in clause (iii) of Paragraph 3(c), the term "Current Market Price" shall mean the average Closing Price per share of the Common Stock on the 20 Trading Days immediately prior to, but not including, the date on which the dividends or distributions referred to in such clause (iii) are paid or made. Solely for purposes of determining the "Conversion Rate" referred to in subclause (B) of Paragraph 7(b)(iii), the term "Current Market Price" shall mean the average Closing Price per share of the Common Stock on the 20 Trading Days immediately prior to, but not including, the date on which the announcement of the merger or consolidation referred to in such subclause (B) is made.

          (v) The term "Extraordinary Cash Distributions" shall mean, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Conversion Rate and the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10% of the average of the daily Closing Prices of the Common Stock over such consecutive 12-month period.

          (vi) The term "Trading Day" shall mean a day on which the Common Stock
               (a) is not suspended from trading on any national securities exchange or association or over-the-counter market at the close of business of such day and (b) has traded at least once on the national securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

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

          PARAGRAPH 6.  NO PREEMPTIVE RIGHTS.

          The holders of Preferred Shares shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

          PARAGRAPH 7.  VOTING RIGHTS.

          (a) Except as indicated below and as provided by New Jersey law, the holders of Preferred Shares have no voting rights. On matters subject to vote by holders of Preferred Shares, the holders are entitled to one vote per share. If at any time dividends payable on the Preferred Shares are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, the holders of the Preferred Shares, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, shall have the right to vote for the election of two Directors of the Corporation ("Preferred Stock Directors"), such Preferred Stock Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of Preferred Shares to elect two Preferred Stock Directors, when vested, shall continue until all dividends in arrears on the Preferred Shares shall have been paid in full or declared and set apart for payment, and, when so paid or declared and set apart for payment, such right of the holders of Preferred Shares to elect two Preferred Stock Directors separately as a class shall cease, subject always to the same provisions for the vesting of such right of the holders of the Preferred Shares to elect two Preferred Stock Directors in the case of future dividend defaults.

          The term of office of each Director elected pursuant to the preceding paragraph shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of holders of Preferred Shares and such other series of Preferred Stock to vote for Preferred Stock Directors pursuant to the preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such Preferred Stock Director shall be filled exclusively by no less than two-thirds of the remaining Directors and the new Director so elected shall hold office until a successor is elected and qualified.

          (b) For as long as any Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least 66 2/3% thereof actually voting (voting separately as a class): (i) amend, alter or repeal any of the provisions of the Certificate of Incorporation that would affect adversely the powers, preferences or rights of the holders of the Preferred Shares then outstanding or reduce the minimum time required for any notice to which only the holders of Preferred Shares then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize or create, or increase the authorized amount of, any additional shares of Common Stock or any other shares of capital stock ranking junior to or on a parity with the Preferred Shares as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation (whether or not already authorized) shall not be deemed to affect adversely such powers, preferences or rights and shall not be subject to approval by the holders of the Preferred Shares; (ii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking senior to the Preferred Shares as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or (iii) merge or consolidate with or into any other corporation, unless each holder of the Preferred Shares immediately preceding such merger or consolidation shall have the right either to (A) receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the Preferred Shares so held or (B) convert into shares of Common Stock at the Conversion Rate in effect on the date immediately preceding the announcement of any such merger or consolidation (such date, solely for purposes of determining the appropriate Conversion Rate then in effect with respect to this clause (B), being deemed the "Mandatory Conversion Date").

          There is no limitation on the issuance by the Corporation of any class of stock ranking junior to or on a parity with the Preferred Shares as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

          Notwithstanding the provisions summarized in the preceding two paragraphs, however, no such approval described therein of the holders of the Preferred Shares shall be required to authorize an increase in the number of authorized shares of Preferred Stock or Common Stock.

          IN WITNESS WHEREOF, The Money Store Inc. has caused this Amendment to its Restated Certificate of Incorporation to be duly executed by the undersigned officer this __ day of October, 1996.

                                             THE MONEY STORE INC.


                                             By:__________________________
                                             Name:________________________
                                             Title:_______________________

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